Exhibit 99.1

Nutranomics Announces Double Digit Sales Growth Rate in Japan

DRAPER, UTAH, October 10, 2013 – Nutranomics, Inc. (OTCBB: NNRX) (OTCQB: NNRX) (“Nutranomics” or the “Company”) is pleased to announce that sales of Nutranomics products to Japan are up over 44% compared to the same last three month period last year.

Nutranomics has been selling its products in Japan since 1996.  Japan maintains some of the world’s strictest quality control checks for imported dietary supplements which include preservative and pesticide testing.  Nutranomics has always passed these tests without failure or product modification while many other USA and foreign brands are rejected.

“In Japan, we have seen the demand for higher quality USA made products increase dramatically and Nutranomics sales have picked up as a result of our strict quality standards and long history in the country,” stated Dr. Tracy K. Gibbs, CEO of Nutranomics.  “It is this ongoing commitment to make the highest quality ‘Made in the USA’ products possible that has formed the foundation for our success and keeps vital manufacturing jobs here in the United States.”

About Nutranomics

Nutranomics is a publicly traded company engaged in research and development of nutritional food products.  In 1997, Nutranomics produced and branded its own product line, and began to sell to the retail outlets and to the public.  Nutranomics has also produced formulas for hundreds of other companies.  Nutranomics' mission is to increase human health and longevity through education and self-awareness.  The Company has sales representatives throughout North America and Asia.

For further information regarding Nutranomics Inc., please contact our investor relations representatives at ir@nutranomics.com or call toll-free (888) 616-3999.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”.  Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, potential demand and future sales for Nutranomics products in Japan.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.  Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States.  Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.  Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.